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                             UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549



                             SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                           (Amendment No. 1)

        Information Statement Pursuant to Rules 13d-1 and 13d-2
               Under the Securities Exchange Act of 1934




                         COMFORCE Corporation
                      ---------------------------
                           (Name of Issuer)



                     Common Stock, $0.01 Par Value
                    ------------------------------
                    (Title of Class of Securities)



                                544118
                 -------------------------------------
                 (CUSIP Number of Class of Securities)



                             April 3, 2009
        -------------------------------------------------------
        (Date of Event Which Requires Filing of This Statement)



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     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                            [   ] Rule 13d-1(b)

                            [ X ] Rule 13d-1(c)

                            [   ] Rule 13d-1(d)

                             (Page 1 of 6)

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 544118             SCHEDULE 13G          PAGE 2 OF 7 PAGES
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1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. Identification No. of Above Person


     ARTRA 524(g) Asbestos Trust
---------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   [   ]
                                                        (b)   [   ]

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

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NUMBER OF        5.         SOLE VOTING POWER           1,463,000
SHARES           --------------------------------------------------------
BENEFICIALLY
OWNED BY         6.         SHARED VOTING POWER         0
EACH             --------------------------------------------------------
REPORTING
PERSON           7.         SOLE DISPOSITIVE POWER      1,463,000
WITH:            --------------------------------------------------------

                 8.         SHARED DISPOSITIVE POWER    0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,463,000

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                  [   ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.4%

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12.  TYPE OF REPORTING PERSON

     00

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CUSIP NO. 544118             SCHEDULE 13G          PAGE 3 OF 7 PAGES
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1.   NAME OF REPORTING PERSON
     S.S. or I.R.S. Identification No. of Above Person


     ARTRA Group, Incorporated
---------------------------------------------------------------------------

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a)   [   ]
                                                        (b)   [   ]

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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania

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NUMBER OF        5.         SOLE VOTING POWER           0
SHARES           --------------------------------------------------------
BENEFICIALLY
OWNED BY         6.         SHARED VOTING POWER         0
EACH             --------------------------------------------------------
REPORTING
PERSON           7.         SOLE DISPOSITIVE POWER      0
WITH:            --------------------------------------------------------

                 8.         SHARED DISPOSITIVE POWER    0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0

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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES                                  [   ]

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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

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12.  TYPE OF REPORTING PERSON

     CO

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CUSIP NO. 544118             SCHEDULE 13G          PAGE 4 OF 7 PAGES
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ITEM 1.

     (a)   NAME OF ISSUER.
           --------------

           The name of the issuer is:

           COMFORCE Corporation (the "Issuer").


     (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
           -----------------------------------------------

           The Issuer's principal executive offices are located at:

           415 Crossways Park Drive
           Woodbury, New York  11797


ITEM 2.

     (a)   NAME OF PERSON FILING.
           ---------------------

           This statement is filed by the following reporting persons (the "Reporting Persons"):

           1.    ARTRA 524(g) Asbestos Trust
           2.    ARTRA Group, Incorporated


     (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
           -----------------------------------------------------------

           The addresses of the principal business offices of the Reporting Persons are:

           1.    ARTRA 524(g) Asbestos Trust
                 1105 N. Market Street - Suite 1300
                 Wilmington, Delaware  19801

           2.    ARTRA Group, Incorporated
                 One Tiffany Pointe, Suite 112
                 Bloomingdale, Illinois  60108


     (c)   CITIZENSHIP.
           -----------

           1.    ARTRA 524(g) Asbestos Trust - USA

           2.    ARTRA Group, Incorporated - USA


     (d)   TITLE OF CLASS OF SECURITIES.
           ----------------------------

           Shares of Common Stock, $0.01 par value per share
           (the "Common Stock").


     (e)   CUSIP NUMBER.
           ------------

           544118


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CUSIP NO. 544118             SCHEDULE 13G          PAGE 5 OF 7 PAGES
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ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR
           13d-2(b), CHECK WHETHER THE PERSON FILING IS A:
           --------------------------------------------------------

     (a)   [   ] Broker or dealer registered under Section 15 of the
                 Exchange Act;

     (b)   [   ] Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)   [   ] Insurance company as defined in Section 3(a)(19) of the
                 Exchange Act;

     (d)   [   ] Investment company registered under Section 8 of the
                 Investment Company Act;

     (e)   [   ] An investment adviser in accordance with
                 Rule 13d-1(b)(l)(ii)(E);

     (f)   [   ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(l)(ii)(F);

     (g)   [   ] A parent holding company or control person in accordance with Rule 13d-1(b)(l)(ii)(G);

     (h)   [   ] A savings association as defined in Section 3(b) of the
                 Federal Deposit Insurance Act;

     (i)   [   ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)   [   ] Group, in accordance with Rule 13d-1(b)(l)(ii)(J).

     Not applicable


ITEM 4.    OWNERSHIP.
           ---------

     (a)   Amount Beneficially Owned:
           1.    ARTRA 524(g) Asbestos Trust - 1,463,000
           2.    ARTRA Group, Incorporated - 0

     (b)   Percent of Class:
           1.    ARTRA 524(g) Asbestos Trust - 8.4%
           2.    ARTRA Group, Incorporated - 0.0%

     (c)   Number of shares as to which such person has:

           1.    ARTRA 524(g) Asbestos Trust -
           (i)   sole power to vote or to direct the vote:    1,463,000
           (ii)  shared power to vote or to direct the vote:  0
           (iii) sole power to dispose or to direct
                 the disposition of:                          1,463,000
           (iv)  shared power to dispose or to direct the
                 disposition of:                              0

           2.    ARTRA Group, Incorporated -
           (i)   sole power to vote or to direct the vote:    0
           (ii)  shared power to vote or to direct the vote:  0
           (iii) sole power to dispose or to direct
                 the disposition of:                          0
           (iv)  shared power to dispose or to direct the
                 disposition of:                              0



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CUSIP NO. 544118             SCHEDULE 13G          PAGE 6 OF 7 PAGES
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ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
           --------------------------------------------

           If this statement is being filed to report the
           fact that as of the date hereof, the reporting
           person has ceased to be the beneficial owner of
           more than five percent of the class of securities,
           check the following:                               [ X ]

           ARTRA Group, Incorporated has ceased to be the beneficial owner of more than five percent of the Common Stock.


ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
           OF ANOTHER PERSON.
           ---------------------------------------------

           Not applicable.


ITEM 7.    IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
           WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
           THE PARENT HOLDING COMPANY.
           ---------------------------------------------------

           Not applicable.


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
           ---------------------------------------------------------

           Not applicable.


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.
           ------------------------------

           Not applicable.


ITEM 10.   CERTIFICATION.
           -------------

                 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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CUSIP NO. 544118             SCHEDULE 13G          PAGE 7 OF 7 PAGES
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                               SIGNATURE



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



                            ARTRA 524(g) Asbestos Trust


                            By:   /s/ Alfred M. Wolin
                                  ------------------------------

                            Its:  Trustee
                                  ------------------------------




                            ARTRA Group, Incorporated


                            By:   /s/ John Conroy
                                  ------------------------------

                            Its:  President
                                  ------------------------------





Dated:  February 11, 2010

EXHIBIT A                                          CUSIP NO. 544118
---------                                          ----------------



                  SCHEDULE 13G JOINT FILING AGREEMENT
                  -----------------------------------

The undersigned agree as follows:

(i) The undersigned are individually eligible to use the Schedule 13G in accordance with the Securities Exchange Act of 1934 and the regulations promulgated thereunder and the attached Schedule 13G is filed on behalf of the undersigned; and

(ii) Each of the undersigned is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; provided, however, that neither of the undersigned is responsible for the completeness or accuracy of the information concerning any other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which, taken together, shall constitute one and the same instrument.




                            ARTRA 524(g) ASBESTOS TRUST


                            By:   /s/ Alfred M. Wolin
                                  ------------------------------

                            Its:  Trustee
                                  ------------------------------




                            ARTRA GROUP, INCORPORATED


                            By:   /s/ John Conroy
                                  ------------------------------

                            Its:  President
                                  ------------------------------





Dated:  February 11, 2010